UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
First Energy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock)

Anthony J. Alexander Letterhead

April 18, 2012

Dear FirstEnergy Shareholder:

This is an exciting time for your Company. In 2011, we successfully integrated Allegheny Energy following the completion of our merger, achieved additional success with our retail sales strategy, and strengthened our financial and operating position,

As a result of these and other initiatives, combined with our strong business model, FirstEnergy is well-positioned to meet the challenges that lie ahead. We will continue to operate the Company with a focus on our core businesses and a commitment to operational excellence, financial discipline, and retail sales growth — the same approach that has helped us deliver solid results, even during the current soft economy.

Financial highlights in 2011 include exceeding our annual earnings target, reducing debt by more than $2.4 billion, and exceeding our 2011 merger synergies target with $300 million in savings on a cash basis, including one-time cost savings and operational efficiencies.

Our strong financial performance once again earned our Company recognition from Public Utilities Fortnightly magazine. The publication has recognized FirstEnergy as one of the perennial leaders in their annual survey and last year the Company ranked fourteenth on the magazine’s list of the nation’s 40 Best Energy Companies.

In response to our shareholders and consistent with our utility and S&P 500 peers, the Company recently expanded its environmental disclosures on its website (which now includes our new Environmental Report and our Sustainability Report) and made disclosures in its public filings that provide information about environmental matters, including:

•	Climate change and environmental policy;

•	Renewable, clean energy and low carbon energy initiatives;

•	Greenhouse gas and other air emissions, including CO2, SO2, NOx and mercury emissions and the related performance metrics and emissions reduction efforts;

•	Current and prospective environmental regulatory issues, and potential costs, risks and impacts; and

•	Commodity price risk and related risk mitigation measures.

Your Company regularly updates shareholders on environmental matters and will continue to strive for transparency in this area.

Based on the outstanding leadership our Board and management have provided in support of our ongoing success, I ask that you vote in favor of the Director nominees named in our proxy statement (Item 1), and also support our management proposals (Items 2 through 4). In addition, the Board unanimously recommends you vote against the three shareholder proposals (Items 5 through 7). You can find more information about these proposals in our 2012 proxy statement, which was recently mailed to you, and is also available on our website. Our Annual Meeting will be held on May 15, 2012. I encourage you to vote your shares today.

I appreciate your support of FirstEnergy and our leadership team. If you would like to discuss any issue regarding our Annual Meeting, please feel free to contact our Vice President and Corporate Secretary Rhonda Ferguson, at 330-384-5620.

Sincerely,

/s/ Anthony J. Alexander

IMPORTANT INFORMATION

FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2012 annual meeting of shareholders with the Securities and Exchange Commission on April 2, 2012. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/ir or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 2, 2012.